EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No.’s 333-167465, 333-116865 and 333-111052 on Forms S-8 of our report, dated March 2, 2010, relating to the consolidated financial statements of income, stockholders’ equity and comprehensive loss, and cash flows for the year ended December 31, 2009 of Global Axcess Corp and Subsidiaries appearing in this Annual Report on Form 10-K of Global Axcess Corp and Subsidiaries for the year ended December 31, 2009.

/s/ Kirkland, Russ, Murphy & Tapp, P.A.

Clearwater, Florida

March 30, 2012